For further information:
MGT Capital Investments
Robert Ladd
Tel: 212-652-3214
rladd@mgtci.com
www.mgtci.com

MGT Announces Strategic Review and Board Changes

NEW YORK, February 10, 2011 – MGT Capital Investments, Inc. (AMEX: MGT), (“MGT”), announced today that Allan Rowley has resigned as Chief Executive Officer and as a Director of MGT.  Richard Cohen, Esq. has joined the Company as an independent Director to replace Mr. Rowley.  In addition, Robert Ladd, presently a Director of the Company, has been appointed by the Board to the position of Interim CEO pending an executive search.

“We are pleased that Richard has agreed to join the Board of MGT,” stated Peter Venton, Chairman of the Board of MGT.  “Richard is not only a highly respected lawyer and President of the law firm Lowey Dannenberg, but also has excellent judgment and is an expert in the area of corporate governance.”

Mr. Venton continued, “We would also like to take this opportunity to thank Allan for his contributions to the Company over the past five years.”  Robert Ladd added, “I am happy to step in as Allan devotes his full-time efforts to MGT’s majority-owned subsidiary Medicsight PLC (London AIM: MDST).  MDST is anticipating an exciting period in the development and marketing of its computer-aided detection platform for use in the CT Colonography market post regulatory approval in the US and Japan.”

As an additional action, the Board of MGT has decided to explore all alternatives with respect to maximizing the value of its holdings of Medicsight PLC, including, but not limited to, the previous decision of a pro-rata dividend to MGT stockholders.  “It is the view of the Board of MGT, that the current public trading price of Medicsight does not reflect the potential value of the intellectual property portfolio and balance sheet,” concluded Peter Venton.

All forward-looking statements are made pursuant to the 'safe harbor' provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.

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